CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 20, 2008, relating to the financial statements and financial highlights which appear in the June 30, 2008 Annual Report to Shareholders of the Meridian Equity Income Fund, the Meridian Growth Fund and the Meridian Value Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
San Francisco, California
October 27, 2008